EXHIBIT 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

August 4, 2003

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1300

Atlanta, Georgia 30339

RE:	SunLink Health Systems, Inc.

Registration Statement on Form S-4

Registration No. 333-10803

Ladies and Gentlemen:

We have acted as counsel to SunLink Health Systems, Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement No. 333-10803 on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on August 1, 2003, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. The Registration Statement relates to the registration under the Securities Act of 1,372,000 shares of the Company’s common stock, no par value (the “Common Stock”).

For the purpose of rendering the opinions contained herein, we have examined the Registration Statement (including the exhibits thereto), and originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

(1)	The Amended Articles of Incorporation of the Company, certified by the Secretary of State of the State of Ohio;

(2)	The Code of Regulations, as amended, of the Company, certified as complete and correct by the Secretary of the Company;

(3)	The minute book of the Company, certified as correct and complete by the Secretary of the Company; and

(4)	A Certificate of Good Standing with respect to the Company, issued by the Ohio Secretary of State.

Board of Directors

SunLink Health Systems, Inc.

August 4, 2003

In addition, we have examined such other documents, certificates and agreements as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination of such documents, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all such latter documents, and the legal capacity of all individuals who have executed any of such documents. With respect to factual matters on which our opinions herein are based, we have relied, without independent verification, upon the representations and warranties of the parties thereto contained in the Documents and upon certificates of public officials and of officers of the Company.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that:

(A)	The Company is a validly existing corporation under the laws of the State of Ohio and is in good standing under the laws of that state.

(B)	The 1,372,000 shares of Common Stock covered by the Registration Statement have been legally authorized and when issued in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the capital “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or by the rules and regulations under the Act.

Very truly yours,

By:	/s/ HOWARD E. TURNER
Howard E. Turner